Exhibit 99.1

Contact:

For INNOVIVE Pharmaceuticals:

Jon Weisberg

e-mail: jonweisberg@inkandair.com

ph: 801-359-9977

fax: 801-359-9980

cell: 801-860-9977

INNOVIVE PHARMACEUTICALS COMPLETES $13.5 MILLION FINANCING

New York, NY (June 29, 2006) – INNOVIVE Pharmaceuticals, Inc., a biopharmaceutical company headquartered in Manhattan, announced today that it has completed a Series A Convertible Preferred Stock private placement offering with gross proceeds of approximately $13.5 million. The net proceeds will be used for research and development, licensing fees and expenses, and for working capital and general corporate purposes.

Paramount BioCapital, Inc. served as the lead placement agent with Punk, Ziegel & Company serving as co-placement agent. Investors in the offering included a variety of institutional investors. The securities offered have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States unless registered under the Securities Act of 1933 and applicable state securities laws, or an exemption from such registration is available.

“Our developing pipeline and skilled management team are attracting interest and financial support from knowledgeable and sophisticated investors,” said Steven Kelly, President and Chief Executive Officer, INNOVIVE Pharmaceuticals, Inc. “This funding will enable us to continue the clinical development of our portfolio of cancer therapeutics.”

INNOVIVE has three compounds in development:

•	INNO-105, also known as Opioid Growth Factor (OGF) inhibits cell growth and division by interacting with a unique receptor found on the nuclear membrane of a wide range of cells and tissues, including several malignant cells. The compound has a unique mechanism of action, modest toxicity profile and early indication of efficacy especially in untreatable cancers. A phase I study of INNO-105 in solid tumors is currently enrolling patients at the Mary Crowley Medical Research Center in Dallas, TX and the Greenebaum Cancer Center in Baltimore, MD.

•	INNO-406 is an orally bioavailable, rationally designed, dual Bcr-Abl and Lyn-kinase inhibitor. A Phase I trial with adult patients with imatinib-resistant or intolerant Philadelphia positive leukemias or relapsed/refractory Ph+ acute lymphocytic leukemia (ALL) is anticipated to start early in third quarter of 2006. The trial will be conducted at the MD Anderson Cancer Center in Houston, TX and the University Hospital Frankfurt, in Frankfurt, Germany.

•	INNO-305, also known as WT1 heteroclitic peptide immunotherapy, stimulates certain T-cells more efficiently than normal protein fragments, thereby activating the immune system in a more robust fashion. A phase I study of INNO-305 as a treatment for acute myelogenous leukemia (AML) is planned to begin in the third quarter of 2006 at the Memorial Sloan Kettering Center in New York, NY.

About INNOVIVE

INNOVIVE Pharmaceuticals, Inc. is a publicly reporting biopharmaceutical company headquartered in New York, NY. The company’s mission is to acquire, develop and commercialize novel therapeutics addressing significant unmet medical needs in the fields of oncology and hematology. For additional information visit www.innovivepharma.com.

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This press release contains forward-looking statements that involve risks and uncertainties that could cause INNOVIVE’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of INNOVIVE’s development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the risk that the results of clinical trials may not support INNOVIVE’s claims, the possibility of being unable to obtain regulatory approval of INNOVIVE’s product candidates, INNOVIVE’s reliance on third party researchers to develop its product candidates and its lack of experience in developing pharmaceutical products. These and other risks are discussed in INNOVIVE’s Registration Statement on Form 10 filed with the SEC. INNOVIVE assumes no obligation to update these forward-looking statements, except as required by law.